      Exhibit 99.3

TRINITY BANCORP, INC.
Unaudited Condensed Consolidated Statement of Financial Condition
As of September 30, 2018
(in thousands except share data)
September 30, 2018
Assets
Cash and due from banks	$2,785
Interest-bearing deposits in banks	7,293
Cash and cash equivalents	10,078

Certificates of deposit in banks	250
Securities available-for-sale, at fair value	12,247
Loans, net of unearned income	124,942
Less allowance for loan losses	(1,914)
Net loans	123,028
Premises and equipment, net	2,527
Accrued interest receivable	588
Foreclosed assets	227
Deferred income taxes, net	492
Other assets	578
Total assets	$150,015
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$26,104
Interest-bearing deposits	106,609
Total deposits	132,713
Federal Home Loan Bank advances	2,112
Accrued interest payable and other liabilities	301
Total liabilities	135,126

Stockholders' Equity
Common stock	1,742
Additional paid-in capital	-
Retained earnings	13,586
Accumulated other comprehensive gain	(384)
Treasury stock at cost	(55)
Total stockholders' equity	14,889
Total liabilities and stockholders' equity	$150,015

TRINITY BANCORP, INC.
Unaudited Condensed Consolidated Statement of Income
For the nine months ended September 30, 2018
(in thousands except per share data)

September 30, 2018
Interest income:
Loans, including fees	$5,009
Taxable securities	82
Nontaxable securities	122
Other interest income	136
Total interest income	5,349
Interest expense:
Deposits	810
Federal Home Loan Bank advances	43
Total interest expense	853
Net interest income	4,496
Provision for loan losses	(401)
Net interest income after provision for loan losses	4,897
Noninterest income:
Service charges and fees	155
Mortgage operations	114
Other noninterest income	16
Total noninterest income	285
Noninterest expense:
Salaries and employee benefits	1,576
Occupancy expenses	151
Equipment rentals, depreciation, and maintenance	127
Telephone and communications	52
Advertising and business development	35
Data processing	362
Foreclosed assets, net	9
Federal deposit insurance and other regulatory assessments	79
Legal and other professional services	239
Other operating expenses	258
Total noninterest expense	2,888
Income before income taxes	2,294
Provision for income taxes	595
Net income	$1,699

Basic net earnings per common share	$0.98
Diluted net earnings per common share	$0.97
Dividends per common share	$0.20